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                                                                   EXHIBIT 10.13



                   [PENNZOIL-QUAKER STATE COMPANY LETTERHEAD]




                                                                     May 4, 2000



Mr. James L. Pate
Chairman and CEO
Pennzoil-Quaker State Company
P. O. Box 2967
Houston, Texas  77252-2967

Dear Jim:

                  We propose the following Agreement to be effective as of May 4, 2000, for the three years commencing January 1, 2001, which is the day after the termination of your employment with Pennzoil-Quaker State Company.

                  In consideration of the mutual promises and understanding contained in this Agreement, you and Pennzoil-Quaker State Company agree as follows:

         1.       The term of this Agreement shall be three years from January
                  1, 2001.

         2. Office and secretarial support will be furnished in Houston in accordance with the policy attached hereto as Exhibit A.

         3. During the term of this Agreement, you will not, without the prior written consent of Pennzoil-Quaker State Company, engage directly or indirectly in any business or endeavor (financially as an individual, investor or lenders or as an employee, director, officer, partner, independent contractor, consultant or owner or in any other capacity calling for the rendition of personal services or acts of management, operation or control) which is in competition or inconsistent with, or adverse to or opposed to, the interests of Pennzoil-Quaker State Company. You should contact the Chief Executive Officer of Pennzoil-Quaker State Company to request such written consent prior to determining it is appropriate to engage in any particular business or endeavor. Notwithstanding the above, you are not prohibited from investing or trading on your own behalf in publicly traded securities of other companies.



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Mr. James L. Pate                          -2-                       May 4, 2000

         4. During the term of this Agreement, Pennzoil-Quaker State Company will pay you a total of $2,100,000 on a payment schedule as follows: payment will be made in equal monthly amounts of $58,333.33 (except that the last payment shall be $58,333.45) on the first day of the month, commencing January 1, 2001, and continuing each month thereafter with the last payment payable on the first day of December, 2003. In addition, Pennzoil-Quaker State Company will reimburse you for all reasonable and necessary travel expenses incurred in performing services for Pennzoil-Quaker State Company in accordance with the policy set forth in Exhibit A. In the event of your death or disability after December 31, 2000, any amount unpaid under the terms hereof shall be paid to your spouse, if living, or to your estate, on the same terms as provided hereunder for payment, or, in the sole discretion of the Board of Directors of Pennzoil-Quaker State Company, at such earlier date as determined by the Board of Directors of Pennzoil-Quaker State Company.

         5. Neither you, nor your spouse or other beneficiaries shall have the right to assign any part of your or their rights under this Agreement. This Agreement contains the entire understanding between Pennzoil-Quaker State Company and you regarding this matter and supersedes any prior agreement between the parties.

         6. This Agreement may not be changed or otherwise amended except by mutual consent evidenced in writing and executed by both parties to this Agreement.

         7.       This Agreement is governed by the laws of the State of Texas.

                                                   Very truly yours,


                                                   /s/ JAMES J. POSTL
                                                   -----------------------------
                                                   James J. Postl
                                                   President
                                                   Pennzoil-Quaker State Company


Accepted and agreed to as of the 4th day of May, 2000.


/s/ JAMES L. PATE
-------------------------
James L. Pate


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                                                                       EXHIBIT A


                              SUPPORT AND EXPENSES


                  The following are policies with respect to support and expenses of Mr. Pate during the three-year period commencing January 1, 2001:

         1. Company cars and aircraft may be utilized, with any personal use of aircraft subject to IRS imputed income requirements.

         2. Expenses incurred by Mr. Pate in furtherance of the Company's business shall be reimbursed in accordance with customary Company practices and procedures regarding expense reimbursements.

                  The following are existing Company policies with respect to retired chief executive officers and will continue throughout Mr. Pate's retirement:

         1. Office space, furniture and equipment appropriate to the status of a retired chairman of the board of a publicly-held company will be provided.

         2. Company will employ an executive assistant, acceptable to Mr. Pate, who will be an employee of the Company with full participation in the Company's employee benefit plans, programs and practices. The executive assistant will report to Mr. Pate and the duties and compensation of that assistant will be determined by Mr. Pate (within the parameters of overall Company guidelines and policy).

         3. Mr. Pate and his executive assistant will be provided with parking spaces acceptable to Mr. Pate.

         4. Full reimbursement for cost of private ground transportation service used in lieu of a Company chauffeured car.